Exhibit 99.2

Heritage Commerce Corp Declares Quarterly Cash Dividend of $0.10 Per Share

San Jose, California — October 26, 2017 — Heritage Commerce Corp (Nasdaq: HTBK), today announced that its Board of Directors declared a quarterly cash dividend of $0.10 per share to holders of common stock.  The dividend will be payable on November 21, 2017, to shareholders of record at close of business day on November 7, 2017.

Heritage Commerce Corp, a bank holding company established in February 1998, is the parent company of Heritage Bank of Commerce, established in 1994 and headquartered in San Jose, CA with full-service branches in Danville, Fremont, Gilroy, Hollister, Los Altos, Los Gatos, Morgan Hill, Pleasanton, San Jose, Sunnyvale, and Walnut Creek.  Heritage Bank of Commerce is an SBA Preferred Lender.  Bay View Funding, a subsidiary of Heritage Bank of Commerce, is based in Santa Clara, CA and provides business-essential working capital factoring financing to various industries throughout the United States.  For more information, please visit www.heritagecommercecorp.com.

Member FDIC